BOOKING HOLDINGS ANNOUNCES LEADERSHIP TRANSITION AT BOOKING.COM

NORWALK, Conn., June 26, 2019 -- Booking Holdings today announced that Gillian Tans has been appointed to the role of Chairwoman of Booking.com and Glenn Fogel, CEO of Booking Holdings, will take on an expanded role that includes CEO of Booking.com, effective immediately.

“Gillian has led Booking.com through a period of global growth and product and operational expansion, and we look forward to continuing to work with her in her new role of Chairwoman,” said Fogel. “Booking.com has become an industry leader with more than 17,500 employees across more than 190 offices all over the world who serve Booking.com’s growing base of global customers and partners. Gillian has made invaluable contributions to this success and has been a passionate advocate for Booking.com’s entrepreneurial culture and values during her 17 years with the company.”

Fogel continued, “I am excited by the opportunity to guide our largest business and drive even more alignment across the Booking Holdings brands as we continue on our mission to help people experience the world. We are executing against a large market opportunity with a clear strategic roadmap. Working with the full Booking.com global team, I believe we can identify ways to drive more collaboration and integration to strengthen the company’s positioning for long-term success.”

Tans said, "Since the moment I have joined Booking, I have had the pleasure to work with such great people all over the world who are making Booking a success every day.  Together we have built an amazing culture. Serving as their CEO has been an honor and together we paved a journey to empower people to experience the world! I look forward to serving as Chairwoman.”
Tans was appointed CEO of Booking.com in 2016. Prior to that, Tans served as Booking.com’s President and Chief Operating Officer, a role she was appointed to in 2011, as well as other positions at the helm of Booking.com’s global sales, operations, IT, content and customer care departments.

Fogel is the Chief Executive Officer and President of Booking Holdings. Prior to becoming CEO, he served as head of worldwide strategy and planning, a position he held from November 2010 to December 2016. Prior to that he served as Executive Vice President, Corporate Development, responsible for worldwide mergers, acquisitions and strategic alliances. He joined Booking Holdings in February 2000.

About Booking Holdings

Booking Holdings (NASDAQ: BKNG) is the world leader in online travel and related services, provided to customers and partners in over 230 countries and territories through six primary brands - Booking.com, KAYAK, priceline.com, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to help people experience the world. For more information, visit Bookingholdings.com.

About Booking.com

Established in 1996 in Amsterdam, Booking.com B.V. has grown from a small Dutch start-up to one of the largest travel e-commerce companies in the world. Part of Booking Holdings Inc. (NASDAQ: BKNG), Booking.com now employs more than 17,500 employees in 190+ offices in 70 countries worldwide.

With a mission to empower people to experience the world, Booking.com invests in digital technology that helps take the friction out of travel. At Booking.com, we connect travelers with the world's largest selection of incredible places to stay, including everything from apartments, vacation homes, and family-run B&Bs to 5-star luxury resorts, tree houses and even igloos. The Booking.com website and mobile apps are available in 43 languages, offer over 28 million total reported listings, including more than 5.7 million listings of homes, apartments and other unique places to stay, and covers more than 148,000 destinations in more than 220 countries and territories worldwide.

Each day, on average, more than 1.5 million room nights are reserved on our platform. So whether traveling for business or leisure, customers can instantly book their ideal place to stay quickly and easily with Booking.com, without booking fees and backed up by our promise to price match. Via our customer experience team, customers can reach Booking.com 24/7 for assistance and support in over 43 languages, any time of the day or night. Follow us on Twitter and Instagram, like us on Facebook, and for the latest news, data and insights, please visit our global media room.

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Press contact: communications@bookingholdings.com